Exhibit 99.1

Press Release, dated April 7, 2008, announcing closure of Gardner, Massachusetts facility.

Madison, NC – [April 7, 2008] – Remington Arms Company, Inc. ("Remington"), the United States’ largest firearms manufacturer, today announced a strategic manufacturing consolidation move that will result in the closure of its Gardner, Massachusetts plant (“Gardner”). This integration will be seamless and will not affect our customers or our product offerings.

“While it was a difficult decision to close Gardner, we believe that this consolidation will enhance our ability to more efficiently provide quality products at competitive prices in an increasingly demanding global marketplace.” said Tommy Millner, Remington’s Chief Executive Officer. “We are always looking for ways to strengthen and optimize our business in order to stay competitive, while also creating additional opportunities for our employees and better products for customers. Our number one goal is to provide our customers and end-users with the best, most innovative products at a competitive price. Consolidation of manufacturing capabilities and migration to common operating systems are expected to create efficiencies that will achieve this goal.”

Throughout the remainder of 2008, the integration of Gardner’s operations is expected to result in centralized sales and marketing, streamlined operations, standardized information technology infrastructure, and common financial functionality while vigorously maintaining and promoting individual brand identity and products.

Unfortunately, an estimated 200 Gardner employees will be impacted by the closure, which is expected to be completed by the end of 2008. A number of employees will transition from Gardner to other capacities within the Company. For those not transferred, the Company will be offering severance, outplacement, and referral services in order to assist in this difficult transition.

About Remington Arms Company, Inc.

Remington Arms Company, Inc., headquartered in Madison, North Carolina, designs, produces and sells sporting goods products for the hunting and shooting sports markets under a family of famous brands including Remington, Marlin, H&R 1871, LLC, New England Firearms, LC Smith and Parker as well as solutions to the military, government and law enforcement markets. Founded in 1816 in upstate New York, the Company is one of the nation’s oldest continuously operating manufacturers and is the only U.S. manufacturer of both firearms and ammunition products. With its products distributed throughout the U.S. and in over 55 foreign countries, Remington remains the largest domestic producer of shotguns and rifles. More information about the Company can be found at www.remington.com.

Forward-Looking Statements

Forward-Looking Statements: This press release includes "forward-looking statements" within the meaning of federal securities laws and they are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give the Company's current expectations or forecasts of future events. These forward looking statements include expectations regarding (i) the closure of the Gardner, Massachusetts facility, (ii) the anticipated benefits of the closure and (iii) the timing of the closure. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company's products, the Company's growth opportunities, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.